NORTH AMERICAN RESORTS, INC.

AMENDMENT TO
ARTICLES OF INCORPORATION
OF
NORTH AMERICAN RESORTS, INC.

THE UNDERSIGNED, being President of NORTH AMERICAN RESORTS, INC., does hereby amend its Articles of Incorporation as follows:

ARTICLE IV

CAPITAL STOCK

Effective upon the date of the filing of this amendment, the capital stock of this Corporation shall consist of 150,000,000 shares of authorized common stock, having a par value of $.001.

I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on February 2, 1998 and that the number of votes cast was sufficient for approval.

IN WITNESS WHEREOF, I have hereto subscribed to and executed this Amendment to Articles of Incorporation this 2nd day of February, 1998.

Leopoldo Fernandez, President

State of Florida
County of Seminole

The foregoing instrument was acknowledged before me this 2nd day of February, 1998, by Leopoldo Fernandez, who is personally known to me.

Deborah Gozadek, Notary

My commission expires: ______

250 INTERNATIONAL PARKWAY • SUITE 134 • HEATHROW, FLORIDA 32746 • PHONE (407) 606-0505 • FAX (407) 606-9152

AMENDMENTS TO THE ARTICLES OF INCORPORATION OF NORTH AMERICAN RESORTS,INC.

Articles are amended to read as follows:

A. Ten to one reverse in the Common stock [illegible] outstanding [illegible] of 3,509,455 has been reversed to 350,[illegible] common shares.
B. Board of Directors [illegible] for [illegible] year.
C. Preferred to have ten votes per share.
D. Board of Directors gives the president [illegible] whenever it is appropriate [illegible] needed. [illegible] Board [illegible] by the [illegible] Board [illegible] time in the future.
E. Additional by laws as follows:

ARTICLE I

MEETINGS OF SHAREHOLDERS

1.1 Regular Meetings. Regular meetings of [illegible] may be called by the Chief Executive Officer, the Secretary, the Board of Directors [illegible] by shareholders [illegible] meeting shall be designated [illegible] specifically described as such in the notice [illegible] shareholders are present in person [illegible] objects to this [illegible].

1.2 Special Meetings. Special meetings of the shareholders [illegible] for any purpose or purposes [illegible] Chief Executive Officer, Chief Financial Officer [illegible] shareholders demand [illegible].

1.3 Time and Place of Shareholder Meetings. [illegible] by statute, any meeting of shareholders shall be held [illegible] at the time and place [illegible] Chief Executive Officer [illegible] of Directors of the corporation.

1.4 Notice of Shareholder Meetings. [illegible] written notice of the date, time, and place of [illegible] shareholders shall be given to every holder [illegible] address as appears on the stock book of the corporation [illegible] days prior to the meeting [illegible] of by telex, telegram, or in person.

1.5 Voting. Except where a greater percentage is required by statute, the shareholders shall take action by the affirmative vote [illegible] a majority of the votes of the shares present.

ARTICLE II

DIRECTORS

2.1 Number, Term of Office. The number of directors [illegible] shall be as determined [illegible] by the shareholders. Directors need not be shareholders [illegible] an indefinite term and to exercise [illegible] that expires at the regular meeting of shareholders next held after the director's election [illegible] a successor is elected and has qualified, [illegible] resignation, removal, or disqualification [illegible].

2.2 Removal. The Board of Directors [illegible] shareholders [illegible] director of the corporation at any time [illegible]. New directors may be elected at a meeting at which [illegible] removed.

2.3 Board Meetings; Notice. The Chief Executive Officer [illegible] the Chairman of the Board of Directors, if one is elected, [illegible] comprising at least one third of the number of directors then in office may call a Board meeting by giving [illegible] days notice [illegible] by telephone, telex, telecopier [illegible] directors of the day, date, and [illegible] Board of Directors may be held on the day, date, time and place as shall be determined by the Board [illegible] have been announced at a previous meeting [illegible] meeting schedule is adopted by the Board [illegible] Board of Directors. Board meetings shall be held at the principal executive office of the corporation [illegible].

2.4 (a) Advance Written Consent or Opposition. Any member of the Board or a committee thereof as the case may be may give advance written consent or opposition to a proposal to be acted on at a Board or committee meeting. If the director or committee member is not present at the meeting, advance written consent or opposition to a proposal does not constitute presence for the purpose of determining whether a quorum exists, but such advance written consent or opposition shall be a vote [illegible] the proposal or resolution acted upon at the meeting is substantially the same or has substantially the same effect as the proposal or resolution [illegible] the member of the Board or committee has consented or objected.

(b) <u>Action without Meeting</u>. Any action, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present. An action requiring shareholder approval [illegible] to be taken at a board meeting may be taken by written action signed by all the directors. Any such written action is effective when signed by the required number of directors, unless a different effective time is provided in the written action. When written action is taken by less than all directors, all directors shall be notified immediately of its text and effective date. Failure to provide such notice does not invalidate the written action. A director who does not sign or consent to the written action has no liability for the action or actions taken.

ARTICLE III

OFFICERS

3.1 <u>Election; Term of Office; Removal</u>. The Board of Directors shall elect a Chief Executive Officer and a Chief Financial Officer, and may elect such other officers as it may deem necessary for the operation and management of the corporation, each of whom shall have the powers, rights, duties and responsibilities [illegible] offices which may be determined by the Board. Officers need not be directors or shareholders. Without limiting the foregoing, the Board may elect a Chairman of the Board, a President, one or more Vice Presidents, a Treasurer, a Secretary and such assistant officers as it may deem [illegible] with powers to describe their duties [illegible]. Officers shall hold office until their successors are elected and qualified [illegible]. Any officer appointed by the Board may be removed [illegible] at any time with or without cause.

ARTICLE IV

4.1 Subject to the power of shareholders to adopt, amend, or repeal these Bylaws as provided in [illegible] Statutes, Section [illegible], any Bylaw may be amended or replaced by the Board of Directors at any meeting; provided that, after adoption of the initial Bylaws, the Board shall not adopt, amend, or repeal a Bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board, or fixing the number of directors or their classifications, qualifications, or terms of office. The Board may adopt or amend a Bylaw to increase the number of directors.

ARTICLE V

INDEMNIFICATION

5.1 The corporation shall indemnify persons for such expenses and liabilities in such manner, under such circumstances, and to the extent required by Colorado Statutes.

Brian Nelson, President
North American Resorts, Inc.

ATTEST

Gary Larsson
Secretary/Treasurer/Director